EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Blue Valley Ban Corp
Overland Park, Kansas

We consent to the incorporation by reference in Registration Statement No. 333-46022 on Form S-8 of Blue Valley Ban Corp, of our report, dated February 18, 2005, relating to the consolidated balance sheets of Blue Valley Ban Corp and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K of Blue Valley Ban Corp.


                                        /s/ BKD, LLP
                                        ----------------------------------------

Kansas City, Missouri
March 18, 2005